AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated September 11, 2000, but effective as of September 15, 2000, is made by and among: Stake Technology Ltd., a corporation duly organized and existing under the laws of Canada ("Stake "); Stake Minnesota II, Inc., a corporation duly organized and existing under the laws of the State of Minnesota and a wholly-owned subsidiary of Stake ("Stake Sub"); Northern Food and Dairy, Inc., a corporation duly organized and existing under the laws of the State of Minnesota ("NFD"); and Dennis W. Anderson, Larry D. Anderson and Christopher J. Anderson (collectively the "NFD Shareholders").

      WHEREAS, the respective boards of directors of Stake, Stake Sub and NFD have determined that it is in the best interests of Stake, Stake Sub and NFD and their respective shareholders to consummate the merger of Stake Sub with and into NFD (the "Merger") upon the terms and subject to the conditions of this Agreement; and

      WHEREAS, the NFD Shareholders represent all of the shareholders of NFD;
and

      WHEREAS, Stake, Stake Sub, NFD and the NFD Shareholderes desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the Parties agree as follows:

                  ARTICLE 1. DEFINED TERMS AND INTERPRETATION

      ARTICLE 1.1 Definitions of Certain Terms.

      Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the following meanings, respectively:

            (a) "Agreement", "herein", "hereto", "hereby", "hereunder", "hereof" and similar expressions refer to this Agreement and not to any particular clause, subclause, section, subsection or paragraph or other portion hereof, and include amendments hereto, any agreement which is supplementary to or in amendment or confirmation of this Agreement and any Schedules hereto or thereto;

            (b) "Articles of Merger" means the articles of merger under the MBCA between NFD and Stake Sub, as specified in Section 2.2 and set forth in
      Exhibit 2.2.


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

            (c) "Assets" as used with respect to Stake or NFD, means all the property and assets of Stake or NFD, respectively, whether owned, licensed or leased, of every kind and description wheresoever situated;

            (d) "Balance Sheet Date" means July 31, 2000;

            (e) "Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Toronto, Ontario and Minneapolis, Minnesota are open for business during normal banking hours;

            (f) "CBCA" means the Canada Business Corporations Act;

            (g) "Closing" means the completion of the Merger as described in
      Section 2.4;

            (h) "Closing Date" means the date on which the Closing of the Merger takes place, as described in Section 2.4;

            (i) "Consents" means consents, approvals, authorizations, orders, registrations and filings, permits, licenses, whether required by government authority or otherwise, required to be obtained by any of Stake, Stake Sub or NFD before the Merger can be completed;

            (j) "Contingent Liability" means any liability which, under Generally Accepted Accounting Principles, would be considered a contingent liability of either Stake or NFD, respectively, and, without limiting the generality of the foregoing, includes any potential claim or liability under litigation or regulatory proceedings or in respect of any uninsured claim or in respect of any insured claim (such as co-insurance, a deductible or a policy limit);

            (k) "Contract" means any form of agreement, contract, instrument, license, permit, registration, judgment, order, decree, indenture, lease, engagement, commitment or franchise;

            (l) "Debt" as used with respect to Stake or NFD means (i) any indebtedness, liability or obligation of Stake or NFD, respectively, which, under Generally Accepted Accounting Principles, would be considered a liability for the purpose of balance sheet presentation, (ii) all indebtedness, liability or obligation of Stake or NFD, respectively, secured by any Encumbrance, whether or not the same is shared by any other Person, and (iii) all indebtedness, liability or obligation of another Person which Stake or NFD, respectively, has, directly or indirectly, guaranteed, acted as surety or indemnitor, endorsed, assumed, accepted, factored with recourse, agreed to purchase or repurchase, or in respect of which either Stake or NFD, respectively, has agreed to provide any other form of financial assistance under which it is or may become liable (including, without limitation, supplying or advancing funds, or maintaining solvency or working capital or equity or "take-or-pay" agreements or "keep-well" agreements);

            (m) "Effective Time" means the date upon which the Merger shall become effective as described in Section 2.2;


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

            (n) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

            (o) "Encumbrance" means any Contract, option, equity, mortgage, charge, security interest, lien, adverse claim, pledge, demand, action, restriction, encumbrance or right or privilege affecting or capable of affecting the title or right of ownership or ability to transfer any property or asset;

            (p) "Extraordinary Business Combination" means, with respect to any corporation, the acquisition or disposition of all or any substantial amount of its issued share capital, or any amalgamation, merger, sale of all or any substantial part of its assets, takeover bid, reorganization, recapitalization, liquidation, winding-up of, or other business combination or similar transaction, involving such corporation;

            (q) "Generally Accepted Accounting Principles" as used in reference to Stake or NFD, means at any time, the accounting principles, practices and procedures generally accepted in Canada or in the United States, respectively, applied on a basis consistent with those applied in previous years, as authorized by the Canadian Institute of Chartered Accountants or the American Institute of Certified Public Accountants, respectively;

            (r) "Governmental Entity" means any federal, state, provincial or regulatory authority in either the United States or Canada having jurisdiction over any of the Parties or transactions contemplated by this Agreement;

            (s) "Interim Period" means the period between the close of business on the date hereof and the Closing Date;

            (t) "MBCA" means the Minnesota Business Corporation Act;

            (u) "Merger Consideration" means 7,000,000 shares of Stake Common Stock and Warrants to purchase an additional 500,000 shares of Stake Common Stock to be issued to the NFD Shareholders;

            (v) "Merger Shares" means the 7,000,000 shares of Stake Common Stock to be issued to the NFD Shareholders as part of the Merger Consideration to effect the Merger;

            (w) "NFD Business" means the business conducted by NFD as of the date hereof, consisting of the manufacture, distribution, packaging and sale of soy milk and its derivatives, dietary fiber, specialty dairy products, dried honey and molasses, and natural food preservatives;

            (x) "NFD Shareholders" means the holders of all the NFD Shares which holders are Dennis W. Anderson, Larry D. Anderson and Christopher J. Anderson;


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

            (y) "NFD Shares" means the 1,000 common shares in the capital of NFD, having a par value of $10.00 per share, which will be issued and outstanding as of the Effective Time and held by the NFD Shareholders;

            (z) "NFD's Financial Statements" means NFD's audited balance sheet as of December 31, 1999, and the accompanying statements of income and retained earnings and statement of cash flows and the notes thereto for the year ended December 31, 1999, prepared in accordance with Generally Accepted Accounting Principles as reported by Froehling, Anderson, Plowman & Wasmuth, Ltd., Certified Public Accountants, and the financial statements for the seven (7) months ended July 31, 2000 (unaudited), which balance sheets, statements of income and retained earnings and statements of cash flows and the notes thereto are attached hereto as Schedule 1.1(z);

            (aa) "Parties" means, collectively, the parties to this Agreement and "Party" means any one of them;

            (bb) "Permitted Encumbrances" means:

                  (1) liens for taxes, assessments, government charges or levies which are not at the time due or delinquent or the validity of which is being contested in good faith provided that such contestation involves no loss or forfeiture of any common stock or Assets of NFD or Stake, respectively, and

                  (2) undetermined or inchoate liens or charges which have not at the time been filed pursuant to law against the applicable Person or which relate to obligations not then due or delinquent;

            (cc) "Person" means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, government or governmental agency, department or instrumentality, or any group or combination thereof,

            (dd) "SEC" means the Securities and Exchange Commission of the United States;

            (ee) "Securities Act" means the United States Securities Act of 1933, as amended;

            (ff) "Stake Business" means the business carried on by Stake as of the date hereof, consisting of the sale of abrasives and industrial materials and recycling inorganic material and the development and commercialization of a proprietary steam explosion technology for the processing of biomass into higher value products and the business consisting of value-added agricultural products;

            (gg) "Stake Common Stock" means shares of common stock of Stake, without par value;

            (hh) "Stake's Financial Statements" means the consolidated balance sheet of Stake as of December 31, 1999, and the accompanying consolidated statements of operations,


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

      retained earnings (deficit) and statement of cash flows and the notes thereto for the year then ended as reported by PricewaterhouseCoopers, LLP, Chartered Accountants, which balance sheet and accompanying statements are attached hereto as Schedule 1.1 (hh);

            (ii) "Surviving Corporation" shall mean NFD, after Stake Sub has merged with and into NFD in accordance with the MBCA, as described in
      Section 2.1;

            (jj) "Taxes" means any and all income, profits, use, occupancy, transfer, franchise, withholding, payroll, employment, corporate, capital, stamp, business, realty, sales, fuel, excise or other taxes, duties, fees, surtaxes, assessments, levies, imposts or charges payable to or exigible by any governmental agency, authority or instrumentality, domestic or foreign;

            (kk) "Warrants" means the warrants to purchase shares of Stake Common Stock forming part of the Merger Consideration. The Warrants will be exercisable afer one (1) year from the Closing Date but not later than five (5) years after the Closing Date at $1.50 (U.S.) per share. A form of such Warrant is attached hereto as Exhibit l.l.

                             ARTICLE 2. THE MERGER

      ARTICLE 2.1 The Merger.

      Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Stake Sub shall be merged with and into NFD in accordance with the MBCA, whereupon the separate corporate existence of Stake Sub shall cease, and NFD shall continue as the surviving corporation (the "Surviving Corporation").

      ARTICLE 2.2 Articles of Merger; Effective Time.

      As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 6, the Parties shall cause the Merger to be consummated by filing Articles of Merger in substantially the form of Exhibit 2.2 with the Secretary of State of the State of Minnesota, and make all other filings or recordings required by the MBCA in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at 5:00 p.m. Central Standard Time on the date upon which the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota which date shall be September 15, 2000 (the "Effective Time").

      ARTICLE 2.3 Effect of Merger.

      From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges and powers and be subject to all of the restrictions, disabilities and duties of NFD and Stake Sub, all as provided under the MBCA.


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

      ARTICLE 2.4 Closing.

      The closing of the Merger (the "Closing ") will take place at 10:00 a.m. (the "Closing Time") on a date to be specified by the Parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6 (the "Closing Date"), at the offices of Felhaber, Larson, Fenlon & Vogt, P.A. in Minneapolis, Minnesota, unless another date, time or place is agreed to by the Parties hereto.

      ARTICLE 2.5 Articles of Incorporation; Bylaws.

            (a) At the Effective Time, the articles of incorporation of NFD shall be amended and restated to read as set forth on Attachment A to the Agreement and Plan of Merger submitted with the Articles of Merger, which Amended and Restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation.

            (b) At the Effective Time, the bylaws of NFD shall be amended and restated to read as set forth on Attachment B to the Agreement and Plan of Merger submitted with the Articles of Merger, which Amended and Restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation and such bylaws.

      ARTICLE 2.6 Directors and Officers.

            (a) At the Effective Time, the directors of the Surviving Corporation shall be Messrs. Jeremy N. Kendall, Allan G. Routh, Cyril A. Ing, John Taylor, James K. Rifenbergh, Dennis W. Anderson, Larry D. Anderson and Christopher J. Anderson, and all such individuals shall serve as members of the Surviving Corporation's board at the discretion of Stake. Stake shall also use its reasonable best efforts to cause the board of directors of the Surviving Corporation to appoint a management committee which will initially consist of Dennis W. Anderson, Larry D. Anderson, Allan G. Routh, Jeremy N. Kendall and such other members as the board of directors of the Surviving Corporation shall determine in its sole discretion. All members of the management committee shall serve at the discretion of the board of directors of the Surviving Corporation.

            (b) As soon as is reasonably practicable after the Closing, Stake shall nominate and shall use its reasonable best efforts to cause its shareholders to elect Dennis W. Anderson and Larry D. Anderson as members of the board of directors of Stake to serve at the discretion of such shareholders. The obligation of Stake to nominate and use its reasonable best efforts to cause its shareholders to elect Dennis W. Anderson as a member of the board of directors of Stake shall continue: (i) until such time as Dennis W. Anderson no longer desires or is able to be a member of the board of directors of Stake; (ii) until such time as Dennis W. Anderson owns collectively with Larry D. Anderson, less than 1,000,000 shares of Stake Common Stock (subject to adjustment to reflect stock splits, dividends and consolidations); (iii) until such time as any breach or default of any representation, warranty or covenant hereunder occurs; or (iv) until such time as Dennis W. Anderson breaches his director fiduciary duty or takes or fails to take such action which would reasonably give


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

      cause for his removal from the board of directors of Stake. The obligation of Stake to nominate and use its reasonable best efforts to cause its shareholders to elect Larry D. Anderson as a member of the board of directors of Stake shall continue: (i) until such time as Larry D. Anderson no longer desires or is able to be a member of the board of directors of Stake; (ii) until such time as Larry D. Anderson owns collectively with Dennis W. Anderson less than 1,000,000 shares of Stake Common Stock (subject to adjustment to reflect stock splits, dividends and consolidations); (iii) until such time as any breach or default of any representation, warranty or covenant hereunder occurs; or (iv) until such time as Larry D. Anderson breaches his director fiduciary duty or takes or fails to take such action which would reasonably give cause for his removal from the board of directors of Stake.

            (c) Sunrich is a Minnesota corporation ("Sunrich") which is a wholly owned subsidiary of Stake. Stake agrees to appoint the following individuals as members of the board of directors of Sunrich immediately after the Effective Time: Jeremy N. Kendall, Allan G. Routh, Cyril A. Ing, John Taylor, James K. Rifenbergh, Dennis W. Anderson, Larry D. Anderson and Christopher J. Anderson, and that all such individuals shall serve as members of Sunrich's board at the discretion of Stake.

         ARTICLE 3. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      ARTICLE 3.1 Conversion of Securities.

      As of the Effective Time, by virtue of the Merger and without any action, beyond that specified herein, on the part of Stake, Stake Sub, or NFD or their respective shareholders:

            (a) Each NFD Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 7,000 shares of Stake Common Stock, and Warrants to purchase 500 shares of Stake Common Stock;

            (b) Each share of common stock of Stake Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.

      ARTICLE 3.2 Rights of Holders of NFD Shares.

      On and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented NFD Shares shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Stake Common Stock and Warrants into which such NFD Shares shall have been converted, and the record holder of such outstanding certificate shall, after the Effective Time be entitled to receive dividends on and to vote the shares of Stake Common Stock into which such NFD Shares shall have been converted on any matters on which the holders of record of Stake Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates, Stake may rely conclusively upon the record of shareholders maintained by NFD containing the names and addresses of the holders of record of NFD Common Stock at the Effective Time.

      ARTICLE 3.3 Adjustments to Exchange Ratio.

      The exchange ratio set forth in Section 3.1(a) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any share dividend or distribution of securities convertible into capital stock of Stake or NFD), reorganization, recapitalization or other like change with respect to capital stock of Stake or NFD occurring during the Interim Period.

      ARTICLE 3.4 Issuance of Merger Consideration.

            (a) As soon as practicable after the Effective Time, Stake shall cause to be issued certificates for the Merger Shares and the Warrants registered in the names of the holders of record of the NFD Shares outstanding immediately prior to the Effective Time. The certificates and warrants will include legends indicating they are "restricted securities" as that term is defined under Rule 144 adopted under the Securities Act as such Merger Consideration will be issued pursuant to exceptions for registration under the Securities Act and applicable registration requirements under state law.

            (b) The certificates for the Merger Shares and the Warrants will be delivered to the holders of record of the NFD Shares outstanding immediately prior to the Effective Time against delivery by such holders to Stake of: (i) the certificate representing the NFD Shares owned by such holder, and (ii) a Non-Distribution Agreement in the form of Exhibit 3.4.

            (c) All shares of Stake Common Stock and Warrants issued upon the surrender for exchange of the NFD Shares in accordance with the terms of this Article 3 shall be deemed to have been issued in full satisfaction of all rights pertaining to such NFD Shares.

            (d) If any certificate for NFD Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and supplying such bond of indemnity to Stake against any claim that may be made against it with respect to such certificate, Stake will cause to be issued in exchange for such lost, stolen or destroyed certificate the Merger Shares and Warrants, deliverable in respect thereof, pursuant to this Agreement.

      ARTICLE 3.5 Registration Rights.

            (a) Subject to Sections 3.5 (b), (c) and (d), if at any time after two years have elapsed from the Effective Time, but prior to the Warrants no longer being exercisable, Stake shall receive a written request therefor from any holder of the Merger Consideration, Stake shall prepare and file a registration statement under the Securities Act covering the resale of the Merger Consideration by the holders, and Stake shall use its best efforts to cause such registration statement to become effective and remain effective for a period of six months. Upon the receipt of a registration request, Stake shall promptly give written notice to all holders of the Merger Consideration that such registration is to be undertaken and of their opportunity to participate in such registration.

            (b) No registration statement need be filed during any period in which the Merger Consideration may be sold without an effective registration statement under the Securities Act pursuant to applicable exemptions.

            (c) Stake shall be obligated to prepare, file and cause to be effective only one (1) registration statement pursuant to this Section 3.5.

            (d) Stake may delay initiating the preparation and filing of any registration statement requested pursuant to this Section 3.5 for a period not to exceed 90 days if: (i) in the good faith judgment of the board of directors of Stake, effecting the registration would adversely affect or would require the premature disclosure of any financing, acquisition, disposition of assets or stock, merger or other comparable transaction or would require Stake to make public disclosure of information the public disclosure of which would have material adverse effect on Stake; or (ii) the request for registration is received within six months following the effective date of any previous registration of Stake Common Stock other than on Form S-8 (or successor form thereto).

      ARTICLE 3.6 Registration Procedures.

      If and whenever Stake is required by the provisions of Section 3.5 above to effect the registration under the Securities Act, Stake will use its best efforts to effect the registration as economically and as expeditiously as possible.

      ARTICLE 3.7 Expenses.

      With respect to any registration requested pursuant to Section 3.5, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, shall in any registration be payable by Stake. Any underwriting fees or commissions payable in connection with a sale of the securities, however, shall be paid by the selling security holder.

    ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF DENNIS W. ANDERSON AND NFD

      Dennis W. Anderson and NFD, jointly and severally represent and warrant to Stake and Stake Sub the following and acknowledge that Stake and Stake Sub are relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in and qualified by the Schedules attached hereto:

              ARTICLE 4.1 Due Incorporation and Existence of NFD.

      NFD is a corporation duly incorporated and organized and validly existing and in good standing under the laws of the State of Minnesota. NFD has all necessary corporate power and authority to own or lease its property and Assets and to carry on the NFD Business and is duly qualified, licensed or registered to carry on the NFD Business and is in good standing in all jurisdictions in which the nature of the NFD Business or the property owned or leased by it makes such qualification, licensing or registration necessary.


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

      ARTICLE 4.2 Authorized Capital of NFD.

      As of the date hereof, the authorized capital of NFD consists solely of 2,500 shares of common stock, par value $10.00 per share, of which 1,000 shares have been duly and validly issued and are fully paid and non-assessable. NFD does not have any subscriptions, options, warrants, rights, or any other arrangements or commitments obligating it to issue any additional shares. As of the Effective Time (x) the authorized capital of NFD will consist solely of 2,500 shares of common stock, of which 1,000 shares will be duly and validly issued, fully paid and non-assessable; and (y) there will be no subscriptions, options, warrants, rights, or any other arrangements or commitments obligating NFD to issue any additional shares.

      ARTICLE 4.3 Subsidiaries.

      NFD's only subsidiaries and other proprietary interests in any partnership, joint venture or other business entity are as described in Schedule
4.3 attached hereto.

      ARTICLE 4.4 Non-Contravention.

      NFD has the corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by NFD's board of directors and, except for the approval of its shareholders, no other corporate proceeding on the part of NFD is necessary to authorize this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement does not and, subject to the approval of the transactions contemplated hereby by the requisite number of outstanding NFD Shares, the consummation of the transactions contemplated hereby will not violate any provision of the Articles of Incorporation or bylaws of NFD, or any material provision of, or result in the acceleration of or entitle any Person to accelerate (whether after giving of notice or lapse of time or both) any material obligation under, or result in the creation or imposition of any Encumbrance upon any material part of the property of NFD, pursuant to any provision of any mortgage, lien, lease, agreement, license, instrument, order, judgment or decree to which NFD is a party or by which it is bound, which violation, acceleration, creation or imposition would have a material adverse effect upon the business, property, financial condition or operations of NFD. Other than compliance with the MBCA, no authorization, consent or approval of, or filing with, any public body or authority is necessary for the consummation by NFD of the transactions contemplated by this Agreement. This Agreement, and all other agreements and documents required to be delivered by NFD hereunder, constitutes, or on delivery will constitute a legal, valid and binding obligation of NFD enforceable against it in accordance with its terms, subject however to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and creditors rights generally and to general principles of equity, including the availability of equitable remedies such as specific performance and injunctive relief which are in the discretion of the court from which they are sought. Exceptions to this Section 4.4 are disclosed on Schedule 4.4 attached hereto.

      ARTICLE 4.5 Consents.

      Other than the consent of the NFD Shareholders as specified in Section 6.1(a) below, there are no Consents or filings that should be obtained or made by NFD in order to complete the transactions contemplated by this Agreement, except for those Consents set forth in Schedule 4.5 attached hereto.

      ARTICLE 4.6 Filings.

      NFD is current in all filings with all requisite Governmental Entities and is in good standing with respect to all requisite filings. Exceptions to this
Section 4.6 are disclosed on Section 4.6 attached hereto.

      ARTICLE 4.7 Changes since Balance Sheet Date.

      Since the Balance Sheet Date without the written approval of Stake:

            (a) there has been no material adverse change in the financial position of NFD, nor has there been any material adverse change in the affairs, liabilities, Assets, operations or condition, financial or otherwise, of NFD or arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God or otherwise, except changes occurring in the ordinary course of business which changes, in the aggregate, have not had, and will not have a material adverse effect on the organization, business, Assets, prospects and financial condition of NFD;

            (b) NFD has not entered into, agreed to enter into or authorized any Contract other than in the ordinary course of business;

            (c) NFD has not created, assumed, incurred or paid any Debt or Contingent Liability other than in the ordinary course of business;

            (d) NFD has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so;

            (e) the NFD Business has been carried on in the ordinary course; and

            (f) no payments have been made or authorized by NFD to, no benefits have been conferred or authorized to be conferred upon, and no transactions have been entered into with or have otherwise involved any of NFD's current or former officers, directors, shareholders or employees or any Person that would be required to be disclosed in response to certain relationships and related transactions in a registration statement under the Securities Act.

      Exceptions to this Section 4.7 are disclosed on Schedule 4.7 attached hereto.

      ARTICLE 4.8 Litigation.

      Except as disclosed in Schedule 4.8, there is no action, suit, proceeding, at law or in equity, claim or demand by any Person or entity, or any investigation, arbitration or any administrative or other proceeding by or before (or investigation by) any Governmental Entity or pending, or, threatened against or affecting NFD, NFD's Assets, the NFD Shares or which questions the validity of any action taken by NFD, and NFD does not know of any valid basis therefor. NFD is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

      ARTICLE 4.9 NFD's Financial Statements.

      NFD's Financial Statements (i) are in accordance with the books and records of NFD, and (ii) (A) have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis and (B) present fairly the financial position of NFD.

      ARTICLE 4.10 Inventories.

      All inventories of NFD (including raw materials, work in progress, finished goods, spare parts and supplies) reflected in NFD's Financial Statements or thereafter acquired and not subsequently disposed of in the ordinary course of business are merchantable and fit for the specific purpose for which they are to be used at levels sufficient for the continuation of the NFD Business in the ordinary course and NFD will continue to maintain adequate levels of inventories to carry on the NFD Business in the ordinary course. The inventory valuation practices of NFD have not changed from that disclosed by it in NFD's Financial Statements. Exceptions to this Section 4.10 are disclosed on
Schedule 4.10 attached hereto.

      ARTICLE 4.11 Books and Records.

      All accounts, books, ledgers and other financial and accounting records of NFD have been fully, properly and accurately kept and completed and are current and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. NFD does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of NFD.

      ARTICLE 4.12 Assets.

      NFD has good, and marketable title to all Assets used in the NFD Business, including, without limitation, all the properties and assets reflected in the balance sheet forming part of NFD's Financial Statements, except as indicated in the notes thereto, or NFD Permitted Encumbrances.

      ARTICLE 4.13 Real Property.

      Schedule 4.13 is an accurate and complete list of all real property owned by NFD in the NFD Business. Such real estate and the buildings and structures thereon are owned by NFD free and clear of all Encumbrances whatsoever, except for Encumbrances which do not materially detract from the value of the property or materially impair its current use or salability and except for Encumbrances as disclosed in Schedule 4.13. NFD is not aware of any defect in the normal operating condition and repair of such properties which defect would materially interfere with the use thereof in the conduct of normal operations of NFD as presently conducted.

      ARTICLE 4.14 Personal Property.

      The personal property of NFD is not subject to any Encumbrances (except for liens for current Taxes not yet payable) which either have not been reflected or reserved for on the books and records of NFD or which would reduce the book value of such properties, taken as a whole, to less than that reflected on such books and records. Encumbrances outstanding against the personal property of NFD are reflected on Schedule 4.14 attached hereto.

      ARTICLE 4.15 Leaseholds.

      Schedule 4.15 lists all Contracts under which NFD is lessee or lessor of either real or personal property, which the annual rental payable is in excess of $50,000 per year, or where, in the case of real property, the term extends beyond one year. Except as set forth in Schedule 4.15, each of the Contracts listed on Schedule 4.15 are valid and enforceable, and NFD has not received any notice of its default under the terms of any such Contract, which default remains uncured as of the date hereof, and NFD is not in material default under the terms of any such Contract.

      ARTICLE 4.16 Work Orders and Deficiencies.

      Except as set forth in Schedule 4.16 attached hereto, there are no outstanding work orders, non-compliance orders, deficiency notices, notices of violation, including zoning violations, or other such notices relative to the real property, the leased premises, the other properties and Assets of NFD or the NFD Business which have been issued by any Governmental Entity. There are no matters under discussion with any such Governmental Entity relating to work orders, non-compliance orders, deficiency notices or other such notices. The NFD Business is not being carried on, and none of the real property, the leased premises or the other properties or Assets of NFD are being operated, in a manner which is in contravention of any statute, regulation, rule, code, standard or policy. No amounts are owing by NFD in respect of the real property or the leased premises to any Governmental Entity or public utility, other than current accounts which are not in arrears.

      ARTICLE 4.17 Contracts.

      Other than the leases of real and personal property set forth in Schedules
4.13 and 4.15, Schedule 4.17 sets out all of the material Contracts to which NFD is a party or by which it is bound. Except as set forth in Schedule 4.17, NFD is not a party to, or bound by any material Contract not entered into in the ordinary course of business or on an arm's length basis and, in particular, as of the date hereof, NFD has provided Stake with true and complete copies of all contractual or other rights or obligations relating to a future commodity purchase or sales contract. Details of all commodity contracts are to be confirmed as of the Closing Date and proof provided that there are no uncovered or loss positions substantiated by third party brokers.

      ARTICLE 4.18 Taxes.

      NFD and the NFD Shareholders have duly filed within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by or with respect to it or them. The information contained in such returns and reports is true and correct and reflects accurately, in all respects, all liability for Taxes of NFD and the NFD

Shareholders for the periods covered thereby. All Taxes payable by, or due from, NFD and the NFD Shareholders on or before the date hereof have been fully paid in the case of NFD, or adequately disclosed and fully provided for in the books and NFD's Financial Statements. No examination of any tax return of NFD and the NFD Shareholders is currently in progress, there are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of any Taxes or the filing of any tax return by, or any payment of any Taxes by, or levying of any governmental charge against, NFD and the NFD Shareholders, and there are no actions, audits, assessments, re-assessments, suits, proceedings, investigations or claims now threatened or pending against NFD and the NFD Shareholders in respect of Taxes or governmental charges or any matters under discussion with any Governmental Entity relating to Taxes or governmental charges asserted by any such authority nor is NFD and the NFD Shareholders aware of any grounds therefor. NFD has withheld from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation. NFD made a valid election effective on the date it initially commenced its business operations to be a Subchapter S Corporation for federal tax purposes. For all periods since the effective date of NFD's S Corporation election, NFD has qualified as an S Corporation and will continue to qualify as an S Corporation through the Effective Time.

      ARTICLE 4.19 Insurance.

      NFD has delivered to Stake a list of all policies of insurance covering NFD, any properties of NFD and the directors and officers of NFD, (specifying the insurer, amount of coverage, type of insurance, policy number all of which are specified on Schedule 4.19 attached hereto). True copies of all such policies have been made available to Stake for its review. Such policies are in amounts which are deemed to be adequate by NFD, provide coverage in accordance with industry norms, and will be maintained in effect through the Effective Time. All of such policies are currently in effect and there has not been any failure to give any notice or to present any claim under any insurance policy in due and timely fashion which claim is material to NFD.

      ARTICLE 4.20 Employment Relations.

            (a) NFD is in compliance with all federal, state or other applicable laws employment and employment practices, terms and conditions of employment and hours and has not and is not engaged in any unfair labor practice.

            (b) No unfair labor practice, complaint or grievance against NFD is pending or threatened before any labor relations board or similar government tribunal or agency.

            (c) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving NFD.

            (d) No grievance which might have a material adverse effect upon NFD or the conduct of the NFD Business exists, no arbitration proceeding arising out of or under any collective agreement is pending and no claim therefor has been asserted.

            (e) No employee of NFD has any agreement as to length of notice required to terminate his employment, other than such as results by law from the employment of an employee without agreement as to such notice or as to length of employment;

            (f) All vacation pay (including all banked vacation pay), bonuses, commissions and other employee benefit payments are reflected and have been accrued on the books of account of NFD.

      ARTICLE 4.21 Employee Benefit Plans.

      Except as set forth in Schedule 4.21 attached hereto, NFD does not maintain or contribute to any employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any multi-employer plans as defined in Section 4001 of ERISA.

            (a) NFD has delivered to Stake a true and complete written list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and other employee benefit plans maintained, or contributed to, or required to be contributed to by NFD for the benefit of any officers or employees, current or former, active or inactive, of NFD whether on an active or frozen basis (all the foregoing being herein called "Benefit Plans"). NFD does not have any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Benefit Plan that would affect any employee or former employee of NFD, except as required by applicable law, including the Code. True, complete and correct copies of the following have been previously delivered to Stake: (i) each Benefit Plan including any amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof);
      (ii) the most recent annual report (Form 5500 series) filed with the IRS with respect to each Benefit Plan (if any such report was required); (iii) each trust agreement, insurance contract or policy or other funding arrangement relating to any Benefit Plan; (iv) the most recent summary plan description together with each subsequent summary of material modifications required under ERISA with respect to each such Benefit Plan, and all material employee communications relating to each such Benefit Plan; and (v) all currently effective IRS rulings or determination letters relating to any Benefit Plan.

            (b) NFD has never maintained or contributed to a Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA (hereinafter "Pension Plan") and which is subject to Title IV of ERISA and there are no facts which might give rise to any liability of NFD under Title IV of ERISA and which could reasonably be anticipated to result in any claims being made against NFD by the Pension Benefit Guaranty Corporation with respect to any Pension Plan. For purposes of the preceding sentence, NFD shall include any entity which is under common control or affiliated with NFD, within the meaning of Section 4001(b)(1) of ERISA, and the rules and regulations promulgated thereunder and/or Sections 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated thereunder.

            (c) No Benefit Plan provides benefits, including without limitation, death, disability, or medical benefits (whether or not insured), with respect to current or former employees of NFD beyond their retirement or other termination of service other than coverage mandated by applicable law.

            (d) Each "group health plan" (within the meaning of Section 5000(b)(1) of the Code) maintained by NFD as of the first day of each group health plan's first plan year has been administered in compliance with the continuation coverage requirements initially engaged as a part of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and as formerly provided under Section 162(k) of the Code and as currently provided under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any regulations promulgated or proposed under any of those Code or ERISA sections.

            (e) At no time has NFD been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Benefit Plan which is a multiemployer plan as defined in ERISA Section 3(37). For purposes of the preceding sentence, NFD shall include any entity which is under common control or affiliated with NFD within the meaning of Section 4001(b)(1) of ERISA and the rules and regulations promulgated thereunder.

      ARTICLE 4.22 Loans to Directors.

      Except as set forth in Schedule 4.22 attached hereto, NFD has no loan or Debt outstanding (other than the normal salaries, bonuses, fringe benefits and obligations to reimburse for expenses incurred on behalf of NFD in the normal course of employment) which has been made to any director, officer, shareholder, or employee, to any former director, officer, shareholder, or employee of NFD or to any Person not dealing at arm's length with any of the foregoing.

      ARTICLE 4.23 Copies of Documents.

      NFD has delivered to or caused to be made available for inspection and copying by Stake, true, complete and correct copies of all Contracts, leases and documents listed in all Schedules hereto and all other documents referred to herein.

      ARTICLE 4.24 Bank Accounts and Powers of Attorney.

      The only banks, trust companies or similar institutions in which NFD has accounts or safe deposit boxes have been previously disclosed to Stake. There are no Persons holding a general or special power of attorney from NFD.

      ARTICLE 4.25 Compliance with Laws.

      The NFD Business is conducted in substantial compliance with all applicable laws, rules and regulations of each jurisdiction in which the NFD Business is carried on and with all applicable orders, judgments and decrees by which NFD is bound and is not in material breach of any such laws, rules, regulations, orders, judgments and decrees. NFD conducts its business in Minnesota. NFD has obtained and maintains in good standing and is in compliance with all licenses, registrations, permits, franchises, orders and/or consents required to be held or obtained in each jurisdiction in which NFD carries on the NFD Business to enable the NFD Business to be carried on as now conducted and its property and Assets to be owned, leased and operated and none of the same contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the operation of the NFD Business and NFD is not aware of any reasons why any of the same should be revoked or withdrawn.

      ARTICLE 4.26 Debts.

      There are no material Debts of any kind whatsoever (accrued, absolute, contingent or otherwise) in respect of which NFD is liable at the date hereof or may become liable on or after the consummation of the transactions contemplated by this Agreement other than:

            (a) Debts disclosed on, reflected in or provided for in NFD's Financial Statements,

            (b) Debts disclosed or referred to in this Agreement or in the Schedules attached hereto, and

            (c) Debts incurred in the ordinary course of business and attributable to the period since the Balance Sheet Date, none of which has been materially adverse to the nature of the business, results of operations, assets, financial condition or manner of conducting the NFD Business.

      ARTICLE 4.27 Insolvency.

      NFD is not insolvent, nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound up, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrance or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any of its property or had any petition for a receiving order in bankruptcy filed against it.

      ARTICLE 4.28 Environmental Matters.

      NFD and the NFD Business have been and are in full compliance with all applicable laws, regulations and orders relating to the environment, storage and transportation of goods and employee and product safety. NFD has complied with all reporting and inspection requirements of any Governmental Entity having jurisdiction over NFD and all pollution control equipment within NFD's Assets is effective in meeting current applicable emissions limits and effluent and pretreatment standards. NFD has maintained all operating records and reports including environmental monitoring and reporting records in accordance with all applicable laws, regulations and orders relating to the environment, storage and transportation of goods and employee and product safety. Exceptions to this
Section 4.28 are disclosed on Schedule 4.28 attached hereto.

      ARTICLE 4.29 Products Liability.

      There exists no (i) material defect in the design or manufacture of any product manufactured, designed or sold by NFD or any predecessor in interest to NFD; (ii) pending or threatened action, suit, inquiry, proceeding or investigation by or before any Governmental Entity or commission relating to any product alleged to have been manufactured, distributed or sold by NFD to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty; and (iii) basis for any such action, suit, inquiry, proceeding, investigation or claim. NFD is insured, and has been adequately insured continuously since its inception against product liability claims of the nature described in the foregoing sentence.

        ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF STAKE AND STAKE SUB

      Stake and Stake Sub, as the case may be, represent and warrant to NFD and to the NFD Shareholders the following, and acknowledge that NFD and the NFD Shareholders are relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby:

      ARTICLE 5.1 Due Incorporation and Existence of Stake and Stake Sub.

      Stake is a corporation duly incorporated and organized and validly existing and in good standing under the laws of Canada. Stake has all necessary corporate power and authority to own or lease its property and Assets and to carry on the Stake Business and is duly qualified, licensed or registered to carry on the Stake Business and is in good standing in all jurisdictions in which the nature of the Stake Business or the property owned or leased by it makes such qualification, licensing or registration necessary. Stake Sub is a corporation duly incorporated and organized and validly existing and in good standing under the laws of the State of Minnesota. The issued capital of Stake Sub consists of 100 common shares par value $0.01 and Stake is the registered and beneficial holder of all of such shares. Stake Sub has carried on no business since its incorporation and has no assets or liabilities other than incorporation costs.

      ARTICLE 5.2 Authorized Capital of Stake.

      The authorized capital of Stake consists of an unlimited number of common shares, of which, as of the date hereof, 20,949.888 common shares have been validly issued and are outstanding as fully paid and non-assessable, and apart from a total of 1,951,404 common shares subject to issuance upon exercise of outstanding options or warrants, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature for the purchase, subscription, allotment or issuance of any of the unissued shares or securities convertible into unissued shares in the capital of Stake. Except for the issuance of Stake Common Stock pursuant to currently outstanding options and warrants specified in this
Section 5.2, Stake shall not issue any additional shares of Stake Common Stock or rights to purchase shares of Stake Common Stock during the Interim Period.

      ARTICLE 5.3 Subsidiaries.

      Stake owns all the issued and outstanding shares of Stake Technology (U.S.A.), Inc., 1108 176 Ontario Limited ("Landco"), Sunrich, Inc. ("Sunrich") and Stake Sub free and clear of all encumbrances. Except for Stake Technology (U.S.A.), Inc., Landco, Sunrich and Stake Sub, Stake does not have any equity or other proprietary interest in any partnership, joint venture or other business entity.

      ARTICLE 5.4 Non-Contravention.

      Stake and Stake Sub have the corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Stake's and Stake Sub's respective boards of directors and, except for the approval of their respective shareholders, no other corporate proceeding on the part of Stake or Stake Sub is necessary to authorize this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement does not and, subject to the approval of the transactions contemplated hereby by the requisite number of outstanding shares of Stake Common Stock, the consummation of the transactions contemplated hereby will not violate any provision of the Articles of Incorporation or bylaws of Stake or Stake Sub, or any material provision of, or result in the acceleration of or entitle any Person to accelerate (whether after giving of notice or lapse of time or both) any material obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any material part of the property of Stake, pursuant to any provision of any mortgage, lien, lease, agreement, license, instrument, order, judgment or decree to which Stake is a party or by which it is bound, which violation, acceleration, creation or imposition would have a material adverse effect upon the business, property, financial condition or operations of Stake. Other than compliance with NASDAQ, the CBCA and applicable state and federal securities laws, no authorization, consent or approval of, or filing with, any public body or authority is necessary for the consummation by Stake of the transactions contemplated by this Agreement. This Agreement, and all other agreements and documents required to be delivered by Stake hereunder, constitutes, or on delivery will constitute a legal, valid and binding obligation of Stake enforceable against it in accordance with its terms, subject however to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and creditors rights generally and to general principles of equity, including the availability of equitable remedies such as specific performance and injunctive relief which are in the discretion of the court from which they are sought.

      ARTICLE 5.5 Consents.

      Other than the consent of its shareholders to the issuance by Stake of the Merger Consideration, there are no Consents or filings that should be obtained or made by Stake in order to complete the transactions contemplated by this Agreement (including without limitation any Consents of or filings with any securities commission or stock exchange).

      ARTICLE 5.6 Filings.

      Stake is current in all filings with all requisite Governmental Entities and is in good standing with respect to all requisite filings.

      ARTICLE 5.7 Changes since Balance Sheet Date.

      Since the Balance Sheet Date:

            (a) there has been no material adverse change in the financial position of Stake, nor has there been any material adverse change in its affairs or liabilities, Assets, operations or condition, financial or otherwise, or arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God or otherwise, except changes occurring in the ordinary course of business which changes, in the aggregate, have not had, and will not have a material adverse effect on the organization, business, Assets, prospects and financial condition of Stake;

            (b) Stake has not entered into, agreed to enter into or authorized any Contract other than in the ordinary course of business;

            (c) Stake has not created, assumed, incurred or paid any Debt or Contingent Liability other than in the ordinary course of business; and

            (d) the Stake Business has been carried on in the ordinary course.

      ARTICLE 5.8 Litigation.

      Except as disclosed in Schedule 5.8, there is no action, suit, proceeding, at law or in equity, claim or demand by any Person or entity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity or pending against or affecting Stake, its Assets or Stake Common Stock, or which questions the validity of any action taken by Stake, and Stake does not know of any valid basis therefor. Stake is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

      ARTICLE 5.9 Stake's Financial Statements.

      Stake's Financial Statements (i) are in accordance with the books and records of Stake, and (ii) (A) have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis and (B) present fairly the financial position of Stake.

      ARTICLE 5.10 Shares.

      The Merger Shares, upon issue to the holders of the NFD Shares, will be duly issued and outstanding as fully paid and non-assessable shares of Stake. The currently issued shares of Stake Common Stock are listed and posted for trading on The NASDAQ Small Cap Market.

      ARTICLE 5.11 Inventories.

      All inventories of Stake (including raw materials, finished goods, spare parts and supplies) reflected in Stake's Financial Statements or thereafter acquired and not subsequently disposed of in the ordinary course of business are merchantable and fit for the specific purpose for which they are to be used at levels sufficient for the continuation of the Stake Business in the ordinary course and Stake will continue to maintain adequate levels of inventories to carry on its business in the ordinary course.

      ARTICLE 5.12 Books and Records.

      All accounts, books, ledgers and other financial and accounting records of Stake have been fully, properly and accurately kept and completed and are current and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Stake does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Stake. The books and records of Stake fairly and correctly set forth and disclose in all material respects, in accordance with Generally Accepted Accounting Principles and all applicable laws and regulations, the financial position of Stake as at the date hereof and all material financial transactions relating to the Stake Business have been accurately recorded in such books and records.

      ARTICLE 5.13 Assets.

      Stake has good and marketable title to all the Assets used in the Stake Business including, without limitation, all the properties and Assets reflected on the balance sheet forming part of Stake's Financial Statements, except as indicated in the notes thereto, or Stake Permitted Encumbrances.

      ARTICLE 5.14 Taxes.

      Stake has duly filed within the times and within the manner prescribed by law, all federal, provincial, local and foreign tax returns and tax reports which are required to be filed by or with respect to Stake. The information contained in such returns and reports is true and correct and reflects accurately, in all respects, all liability for Taxes of Stake for the periods covered thereby. All Taxes payable by, or due from, Stake on or before the date hereof have been fully paid or adequately disclosed and fully provided for in the books and Stake's Financial Statements. There are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of any Taxes or the filing of any tax return by, or any payment of any Taxes by, or levying of any governmental charge against, Stake, and there are no actions, audits, assessments, re-assessments, suits, proceedings, investigations or claims now pending against Stake in respect of Taxes or governmental charges or any matters under discussion with any Governmental Entity relating to Taxes or governmental charges asserted by any such authority nor is Stake aware of any grounds therefor. Stake has withheld from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation.

      ARTICLE 5.15 Employment Relations.

            (a) Stake is in compliance with all federal, provincial, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and has not and is not engaged in any unfair labor practice.

            (b) No unfair labor practice, complaint or grievance against Stake is pending or threatened before any labor relations board or similar government tribunal or agency.

            (c) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Stake.

            (d) No grievance which might have a material adverse effect upon Stake or the conduct of the Stake Business exists, no arbitration proceeding arising out of or under any collective agreement is pending and no claim therefor has been asserted.

            (e) All vacation pay (including all banked vacation pay), bonuses, commissions and other employee benefit payments are reflected and have been accrued on the books of account of Stake.

      ARTICLE 5.16 Employee Benefit Plans.

      Stake is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and does not maintain or contribute to employee pension plans subject to ERISA.

      ARTICLE 5.17 No Loans to Directors.

      Stake has no loan or Debt outstanding (other than the normal salaries, bonuses, fringe benefits and obligations to reimburse for expenses incurred on behalf of Stake in the normal course of employment) which has been made to any director, officer, shareholder, or employee, to any former director, officer, shareholder, or employee of Stake or to any Person not dealing at arm's length with any of the foregoing.

      ARTICLE 5.18 Compliance with Laws.

      The Stake Business is conducted in substantial compliance with all applicable laws, rules and regulations of each jurisdiction in which the Stake Business is carried on and with all applicable orders, judgments and decrees by which Stake is bound and is not in material breach of any such laws, rules, regulations, orders, judgments and decrees. Stake carries on business in the Provinces of Ontario and Quebec and in the States of Louisiana and Minnesota. Stake has obtained and maintains in good standing and is in compliance with all licenses, registrations, permits, franchises, orders and/or consents required to be held or obtained in each jurisdiction in which it carries on the Stake Business to enable the Stake Business to be carried on as now conducted and its property and assets to be owned, leased and operated and none of the same contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the operation of the Stake Business and Stake is not aware of any reasons why any of the same should be revoked or withdrawn.

      ARTICLE 5. 19 Debts.

      There are no material Debts of any kind whatsoever (accrued, absolute, contingent or otherwise) in respect of which Stake is liable at the date hereof or may become liable on or after the consummation of the transactions contemplated by this Agreement other than:

            (a) Debts disclosed on, reflected in or provided for in Stake's Financial Statements or in Stake's public filings made since the date of Stake's Financial Statements,

            (b) Debts disclosed or referred to in this Agreement or in the Schedules attached hereto, and

            (c) Debts incurred in the ordinary course of business and attributable to the period since the Balance Sheet Date, none of which has been materially adverse to the nature of the business, results of operations, assets, financial condition or manner of conducting the Stake Business.

      ARTICLE 5.20 Insolvency.

      Stake is not insolvent, nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound up, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrances or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any of its property or had any petition for a receiving order in bankruptcy filed against it.

      ARTICLE 5.21 Environmental Matters.

      Stake has been and is in full compliance with all applicable laws, regulations and orders relating to the environment, storage and transportation of goods and employee and product safety. Stake has complied with all reporting and inspection requirements of any Governmental Entity having jurisdiction over Stake and all pollution control equipment within Stake's Assets is effective in meeting current applicable emissions limits and effluent and pretreatment standards. Stake has maintained all operating records and reports including environmental monitoring and reporting records in accordance with all applicable laws, regulations and orders relating to the environment, storage and transportation of goods and employee and product safety.

      ARTICLE 5.22 Products Liability.

      There exists no (i) material defect in the design or manufacture of any product manufactured, designed or sold by Stake; (ii) pending or threatened action, suit, inquiry, proceeding or investigation by or before any Governmental Entity or commission relating to any product alleged to have been manufactured, distributed or sold by Stake to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty; and (iii) basis for any such action, suit, inquiry, proceeding, investigation or claim. Stake is insured against product liability claims of the nature described in the foregoing sentence.

                      ARTICLE 6. CONDITIONS TO THE MERGER

      ARTICLE 6.1 Conditions of Each Party's Obligation to Effect the Merger.

      The respective obligations of NFD, Stake and Stake Sub to consummate the Merger are subject to the satisfaction upon or prior to the Closing of the following conditions:

            (a) This Agreement and the Articles of Merger shall have been approved by the unanimous affirmative vote of the holders of the NFD Shares in accordance with the MBCA and the articles of incorporation and bylaws of NFD and the holders of a majority of the shares of Stake present and voting at a special meeting thereof in accordance with the requirements of NASDAQ and the CBCA.

            (b) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or been obtained.

            (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

            (d) No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would (i) make the consummation of the Merger illegal or (ii) render NFD, Stake or Stake Sub unable to consummate the Merger, except for any waiting period provisions.

      ARTICLE 6.2 Conditions of Obligations of Stake and Stake Sub.

      The obligations of Stake and Stake Sub to effect the Merger are subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Stake.

            (a) The representations and warranties of Dennis W. Anderson and NFD as set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date). Stake shall have received a certificate signed on behalf of NFD by the chief executive officer and the chief financial officer of NFD to such effect.

            (b) The NFD Shareholders and NFD shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date, and Stake shall have received a certificate signed on behalf of NFD by the chief executive officer and the chief financial officer of NFD to such effect and a signed certificate from each NFD Shareholder to such effect.

            (c) NFD Consents shall have been obtained in form and in substance reasonably satisfactory to each of Stake and Stake Sub, except for such Consents with respect to which the failure to obtain would not be material.

            (d) Stake shall have received an opinion dated as of the Closing Date from Scott Johnston, Esq., in the form attached hereto as Exhibit 6.2(d).

            (e) There will be no material adverse change in NFD's financial position at the Closing Time from that shown or reflected in NFD's Financial Statements.

      ARTICLE 6.3 Conditions of Obligation of the NFD Shareholders and NFD.

      The obligation of the NFD Shareholders and NFD to effect the Merger is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by NFD:

            (a) The representations and warranties of Stake and Stake Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), NFD shall have received a certificate signed on behalf of Stake by the Chairman of Stake to such effect.

            (b) Stake and Stake Sub shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date, and NFD shall have received a certificate signed on behalf of Stake by the Chairman of Stake to such effect.

            (c) NFD shall have received prior to the Closing Date an opinion in form and substance satisfactory to NFD of Froehling, Anderson, Plowman & Wasmuth, Ltd. to the effect that, subject to Section 367 of the Code (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) Stake, Stake Sub and NFD will each be a party to that reorganization within the meaning of Section 368(b) of the Code (iii) no income, gain or loss will be recognized for Federal income tax purposes by NFD as a result of the consummation of the Merger and (iv) no income, gain or loss will be recognized for Federal income tax purposes by the NFD Shareholders upon the exchange in the Merger of NFD Shares for shares of Stake Common Stock and Warrants, and such opinion shall not have been withdrawn on or prior to the Closing Date.

            (d) NFD shall have received opinions dated as of the Closing Date from Felhaber, Larson, Fenlon & Vogt, P.A., and LeFleur Brown, legal counsel to Stake and Stake Sub, in the forms attached hereto as Exhibit 6.3(d).

            (e) Stake and Stake Sub Consents shall have been obtained in form and substance reasonably satisfactory to NFD, except for such Consents with respect to which the failure to obtain would not be material.

            (f) The Surviving Corporation shall have entered into an employment agreement with Dennis W. Anderson.

            (g) There will be no material adverse change in Stake's financial position at the Closing Time from that shown or reflected on Stake's Financial Statements.

                        ARTICLE 7. ADDITIONAL AGREEMENTS

      ARTICLE 7.1 Access to Information.

      From the date hereof to the Effective Time, Stake and NFD shall each provide to the other access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other Party, other than the information and documents that in the opinion of such other Party's legal counsel may not be disclosed under applicable law.

      ARTICLE 7.2 Confidentiality.

      Neither NFD on the one hand, nor Stake or any of its subsidiaries on the other hand, shall release, publish, reveal or disclose, directly or indirectly, any business and/or technical information of the Other Party (as defined below) or any of its subsidiaries designated in writing as "Confidential" or "Proprietary" (or in like words) or of a type typically regarded as confidential or proprietary, whether or not so designated in writing, including, but not limited to, systems, processes, formulae, data, functional specifications, computer programs, blueprints, know-how, improvements, discoveries, developments, designs, inventions, techniques, new products, marketing and advertising methods, supplier agreements, customer lists, pricing policies, financial information, projections, forecasts, strategies, budgets or other information related to its business or its customers (hereinafter referred to as "Evaluation Material"), except (a) to such of its directors, officers, employees, financial advisors, legal counsel, accountants or other agents, advisors or representatives as shall require access thereto on a need-to-know basis for the purpose of the transactions contemplated by this Agreement so long as such persons are informed by the revealing Party of the confidential nature of such information and are directed by it to treat such information confidentially and (b) with the prior written consent of the Other Party and then only to the extent specified in such consent. The Parties agree to take all reasonable precautions to safeguard the confidentiality of the Evaluation Material. Neither NFD nor Stake nor any of their respective subsidiaries shall make, or permit to be made, except in furtherance of the transactions contemplated by this Agreement, any copies, abstracts or summaries of the Evaluation Material of the Other Party and its subsidiaries. In addition, none of the Evaluation Material shall be used to the detriment of the Other Party and its subsidiaries or in competition with the Other Party and its subsidiaries. The restrictions on disclosure of information contained in this Section 7.2 do not extend to any item of information that (i) is publicly known at the time of its disclosure, (ii) is lawfully received from a third party not bound in a confidential relationship to the Other Party and its subsidiaries, (iii) is published or otherwise made known to the public by the Other Party and its subsidiaries, (iv) was generated independently before its receipt from the Other Party and its subsidiaries or (v) is required to be disclosed pursuant to a governmental order or decree or other legal requirement to produce or disclose such item of information, provided that upon receiving notice that any such order or decree is being sought or that any such legal requirement is applicable, such Party shall promptly give the

Other Party notice thereof and such Party shall cooperate with the Other Party's efforts, if any, to contest the issuance of such order or decree or the application of such legal requirement. Upon written request, the Parties shall return all writings, documents and materials containing Evaluation Material. Each of NFD on the one hand and Stake on the other hand understands that the Other Party will not have an adequate remedy at law for a breach or threatened breach by the revealing Party or any of its subsidiaries of the terms of this
Section 7.2, and each Party therefore agrees that if there is any such breach or threatened breach, the Other Party may, in addition to any other legal or equitable remedies available to it, obtain an injunction or restraining order to enjoin the Other Party or any of its subsidiaries from the breach or threatened breach of this Section 7.2. For purposes of this Section 7.2, (i) when used with reference to Stake or any of its subsidiaries, the term "Other Party" shall mean NFD and any of its subsidiaries and (ii) when used with reference to NFD or any of its subsidiaries, the term "Other Party" shall mean Stake and any of its subsidiaries.

      ARTICLE 7.3 Public Announcements.

      Each Party will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NASDAQ Small Cap Market, will not issue any such press release or make any such public statement prior to such consultation. The Parties shall agree on the text of a joint press release by which Stake and NFD will announce the execution of this Agreement.

      ARTICLE 7.4 Appropriate Action; Consents; Filings.

            (a) NFD and Stake shall use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or required to be taken by any Governmental Entity or otherwise to consummate the Merger and the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by NFD or Stake or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other applicable law; provided that Stake and NFD shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. NFD and Stake shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

            (b) Each of NFD and Stake shall give (or Stake shall cause its subsidiaries to give) any notices to third parties, and use (and Stake shall cause subsidiaries to use), their reasonable best efforts to obtain any third party consents necessary to consummate the Merger and the transactions contemplated by this Agreement.

            (c) In the event that Stake or NFD shall fail to obtain any third party consent, it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon NFD and Stake, their respective subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

            (d) From the date of this Agreement until the Effective Time, each Party shall promptly notify the other Party of any pending or, to the actual knowledge of the executive officers of the first party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Stake or, to the knowledge of such first party, any subsidiary of Stake to own or operate all of any portion of the businesses or assets of NFD.

      ARTICLE 7.5 State Statutes.

      If any state "control share acquisition," "anti-takeover," or other similar statutes and regulations (collectively, "State Takeover Laws") shall become applicable to the transactions contemplated by this Agreement, each of NFD and Stake or Stake Sub, as the case may be, and their respective boards of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such State Takeover Law on the transactions contemplated by this Agreement. Nothing herein shall limit or affect Stake or NFD in taking actions specifically permitted by Sections 8.5 and 9.1

      ARTICLE 7.6 Obligations of Stake Sub.

      Stake shall take all action necessary to cause Stake Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

      ARTICLE 7.7 NASDAQ Listing.

      Stake shall prepare and submit a NASDAQ Small Cap Market Notification form for Listing of Additional Shares covering the Merger Consideration to be issued in connection with the Merger.

      ARTICLE 7.8 Disposition of NFD Shares Following Effective Time.

      The Parties acknowledge that in order for the Merger to receive tax-free treatment to NFD Shareholders under the Code, the NFD Shares may not be sold, transferred or otherwise disposed of, within the meaning of Regulation ss. 367(a)-8(e) as promulgated under Section 367 of the Code, within the five year period commencing at the Effective Time (the "Hold Period"). As such, Stake shall not sell, transfer, or otherwise dispose of, within the meaning of Regulation ss. 367(a)-8(e) as promulgated under Section 367 of the Code, any of the NFD Shares issued and outstanding immediately prior to the Merger during the Hold Period. Stake agrees to hold the NFD Shareholders harmless from any tax liability that such Shareholders may incur under the Code as a result of any sale, transfer, or other disposition of the NFD Shares, wit6h the meaning of Regulation ss. 367(a)-8(e) as promulgated under Section 367 of the Code, prior to the expiration of the Hold Period.

      ARTICLE 7.9 Audit of NFD Balance Sheet.

      The NFD Shareholders and NFD will take all necessary action to ensure that an audited balance sheet of NFD dated as of September 15, 2000 will be timely completed after Closing and immediately delivered to Stake and Stake's auditors for review.

      ARTICLE 7.10 Other NFD Shareholder Agreements.

      Each of the NFD Shareholders agree as follows and acknowledge that NFD , Stake and Stake Sub are materially relying on such agreement by the NFD
Shareholders:

            (a) each NFD Shareholder will take any and all acts necessary to effectuate the Merger including voting in favor of the Merger;

            (b) each NFD Shareholder will execute and deliver to Stake on or before the Closing Date a Non-Distribution Agreement concerning the Stake Common Stock and the Warrants, a form of such agreement is attached hereto as Exhibit 3.4;

            (c) each NFD Shareholder will not sell, transfer, pledge or otherwise encumber his NFD Shares except as otherwise herein provided;

            (d) the NFD Shareholders will ensure that all members of the board of directors of NFD other than the NFD Shareholders, resign from such board in writing effective before the Closing;

            (e) For a period of two (2) years from and after the Closing, each of the NFD Shareholders agrees and covenants to and for the benefit of Stake that such NFD Shareholder will not directly or indirectly: (i) engage as an employee, officer, director, partner, consultant, owner (other than as an owner of a equity interest of not more than 2% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any activity competitive with the business of Stake or any of its affiliates as conducted on the day after the Closing, in any geographical area in which Stake or any of its affiliates conduct business or promote products and services as of said date; (ii) solicit the business of any customer or supplier of Stake or any of its affiliates with respect to products or services which compete, in whole or in part, with the products or services of Stake or any of its affiliates; or (iii) solicit, or assist another person or entity to solicit, any employee, supplier, customer or other person having business relations with Stake or its affiliates to terminate such employee's employment with Stake or its affiliates or terminate or curtail such supplier's, customer's or other person's or entity's business relationships with Stake or its affiliates. Each of the NFD Shareholders hereby acknowledge that any breach of this Section will cause substantial and irreparable harm to Stake for which money damages would be an inadequate remedy. Accordingly, Stake shall in any such event be entitled to injunctive and other forms of equitable relief to prevent such breach and to recover from each such NFD Shareholder all of Stake's damages (including, without limitation, reasonable attorneys' fees) incurred by Stake as a result of such breach, in addition to any other rights or remedies available at law or in equity. Furthermore, in the event of a breach of the covenants contained in this Section by any NFD Shareholder, the term of such covenant shall be extended by the period or duration of such breach with respect to such NFD Shareholder.

      ARTICLE 7.11 Current Public Information.

      Stake shall file all reports required to be filed with the SEC to permit the NFD Shareholders to satisfy the condition of Rule 144(c) adopted under the 1933 Securities Act so as to permit the sale of the Merger Shares under such Rule. If such a filing has not been made, upon notice by a NFD Shareholder, Stake shall promptly undertake to correct such filing delinquency.

      ARTICLE 7.12 Working Capital.

      After Closing, Stake shall for a period of up to two (2) years from the date hereof, make financing available to the Surviving Corporation of up to $1,000,000.00 in funds for working capital purposes. The cost and terms of financing such working capital shall be substantially similar to Stake's cost and terms of working capital financing.

      ARTICLE 7.13 Indemnification.

            (a) Indemnification of Stake. Dennis W. Anderson hereby agrees to indemnify Stake from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies, including, but not limited to, reasonable attorneys' fees, incurred by Stake due to, arising out of, relating to or caused by any breach, failure or misrepresentation of any of the representations, warranties and covenants of NFD or Dennis W. Anderson contained in Article 4 of this Agreement

            (b) Indemnification of Sellers. Stake hereby agrees to indemnify the NFD Shareholders from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies, including, but not limited to, reasonable attorneys' fees, incurred by the NFD Shareholders due to, arising out of, relating to or caused by any breach, failure or misrepresentation of any of the representations, warranties and covenants of Stake or Stake Sub contained in Article 5 of this Agreement

            (c) Procedure for Claims. If any Party entitled to indemnification hereunder (the "Indemnitee") asserts a claim for indemnification against any other Party (the "Indemnitor") under this Section, then the Indemnitee shall notify the Indemnitor thereof promptly; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any liability or obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is damaged. If the Indemnitor notifies the Indemnitee, within fifteen (15) days after the Indemnitee has given notice of the matter, that the Indemnitor is assuming the defense thereof: (i) the Indemnitor will defend the Indemnitee against the matter with counsel of its choice satisfactory to the Indemnitee; (ii) the Indemnitee may retain separate co-counsel at its sole cost and expense; and (iii) the Indemnitor will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect thereto, without the written consent of the Indemnitee. If the Indemnitor does not notify the Indemnitee within fifteen (15) days after the Indemnitee has given notice of the matter that the Indemnitor is assuming the defense thereof, however, the Indemnitee may defend against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate all at the cost and expense of the Indemnitor.

            (d) Limitations. Notwithstanding the foregoing, an Indemnitor's obligation to indemnify an Indemnitee shall be subject to the following limitations:

                  (1) The obligation to indemnify an Indemnitee shall survive the Closing of this transaction for a period commencing on the Closing Date and ending one (1) year thereafter;

                  (2) An Indemnitee shall not be entitled to recover for claims which would otherwise be subject to indemnification hereunder unless and until the aggregate of all such claims asserted pursuant to this Section exceeds $25,000;

                  (3) An Indemnitor's maximum liability under this Section shall be limited to a total of $2,000,000 for the aggregate of all claims which are subject to indemnification hereunder; and

                  (4) Any claim by Stake for indemnification under the foregoing provisions must arise from a breach, misrepresentation or failure of a warranty or representation based upon the actual knowledge of Dennis W. Anderson.

                  (5) Any claim by the NFD Shareholders for indemnification
            under the foregoing provisions must arise from a breach, misrepresentation or failure of a warranty or representation based upon the actual knowledge of Jeremy N. Kendall, the Chairman of Stake.

            (e) Payment. In the event Dennis W. Anderson is required to make payment to Stake pursuant to this Section 7.13, Dennis W. Anderson may transfer to Stake shares of Stake Common Stock in payment of such indemnification obligation. For purposes of this Section, such Stake Common Stock will be valued at the greater of (i) the then current market price per share or (ii) $1.50 per share. Notwithstanding the above, no payment of an indemnification obligation hereunder with Stake Common Stock shall be permitted if such payment or transfer will violate any applicable state or federal laws, rules or regulations.

            (f) Other Remedies; Specific Performance. Except as otherwise provided in the Warrants, the foregoing indemnification provisions shall be the sole and exclusive remedy of a Party for breach of a warranty or representation contained herein.

                  ARTICLE 8. OTHER COVENANTS OF NFD AND STAKE

      ARTICLE 8.1 Interim Period.

      During the Interim Period, NFD will not hire any new management or senior level employees or engage independent contractors without Stake's prior written consent. Furthermore, during the Interim Period, neither Stake nor NFD will, except as otherwise herein contemplated or agreed to in writing by NFD or Stake, respectively:

            (a) enter into any activity or agreement that will result in or is anticipated to result in negative cash flow during the Interim Period;

            (b) except for all activities or agreements related to Stake's Steam Explosion Technology Division, fail to conduct the Stake Business or the NFD Business, as the case may be, in, and only in, the ordinary and normal course thereof in substantially the same manner as heretofore conducted and to preserve intact the Assets, the business, the present business organization and the clients and customers connected therewith and keep available the services of its present officers and employees and others having business dealings with it to the extent that their respective goodwill and business shall be maintained;

            (c) without the prior written consent of the other Party, enter into any transaction, undertake any action or refrain from taking any action which, if had been effected or had occurred before the date of this Agreement, would constitute a breach of the representations, warranties, or agreements of the Parties contained herein;

            (d) permit any of the respective Assets to be subjected to any Encumbrance, except for security interests with respect to equipment leases, conditional sale agents and similar security agreements entered into in the ordinary course of business, which security interests are not, in the aggregate, material (except that Stake may mortgage its real property to provide security for its banking arrangements);

            (e) make any capital expenditure or commitment therefor except in the ordinary course of business. Any capital expenditure by NFD over $50,000 for a single transaction shall require the prior written consent of Stake;

            (f) increase their indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or make any loan to any Person;

            (g) make any material change in any method of accounting or auditing practice without the consent of the other;

            (h) fail to continue in full force and effect all existing policies of insurance presently maintained by them and all renewals thereof or fail to give all notices and present all claims under such policies in due and timely fashion;

            (i) fail to comply with all laws affecting the operation of the Stake Business and the NFD Business;

            (j) create, assume or incur any Debt or Contingent Liability or make any payment in respect thereof except in the ordinary course of business;

            (k) knowingly take or cause to be taken any steps, directly or indirectly which may in any way adversely affect the completion of the transactions contemplated herein;

            (l) cancel or waive any material claim or right;

            (m) sell, lease or otherwise dispose of any of the Assets, other than in the ordinary course of business;

            (n) fail to pay, satisfy and discharge its obligations and liabilities in the ordinary course of business;

            (o) declare, pay or authorize any dividends or make or authorize any distributions or repayments of capital in respect of its outstanding shares;

            (p) amend its constituent documents or bylaws;

            (q) issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares or securities of the other;

            (r) write off as uncollectible any notes or accounts receivables, except writeoffs in the ordinary course of business charged to applicable reserves none of which is individually or in the aggregate material to the Party taking such action;

            (s) fail to duly and in a timely manner file all tax returns required to be filed and to promptly pay all Taxes, assessments and governmental charges which are claimed by any governmental authority to be due and owing and not to enter into any agreement, waiver or other arrangement for an extension of time with respect to the filing of any tax return or the payment or assessment of any Tax, governmental charge or deficiency;

            (t) change their inventory policies from those disclosed in the last audited financial statements of each;

            (u) fail to disclose or cause to be disclosed in writing, forthwith upon occurrence, any material change or change in a material fact or new material fact (within the meaning of the securities legislation of Ontario and/or applicable national policies of securities administrators or policies of the SEC or Minnesota) in relation to the condition, affairs or operations of NFD or Stake as the case may be;

            (v) solicit, initiate or encourage or cause to be solicited, initiated or encouraged submissions of proposals or offers from any other Person, relating to, or facilitate or encourage or cause to be facilitated or encouraged any effort or attempt with respect to any Extraordinary Business Combination involving NFD or Stake and any other party. Neither Stake nor NFD will participate in any negotiations regarding, or (except as required by law) furnish to any other Person, any information with respect to, or otherwise cooperate in any way with, or assist or participate in any Extraordinary Business Combination. If either NFD or Stake receives any such inquiry or proposal, it will promptly notify the other in writing of all relevant details relating thereto.

      ARTICLE 8.2 Disclosure by Stake and NFD.

      Both Stake and NFD agree to make or cause to be made full disclosure to the other of the financial position and condition, business, operations, assets and liabilities of Stake or NFD and their respective businesses and of such other matters or information as may be material or relevant to the transactions contemplated herein. Stake and NFD agree to permit the other and its employees, agents, counsel and accountants or other representatives, during the Interim Period, to have free and unrestricted access during normal business hours to the books, accounts, records and other data and documents of the other (including, without limitation, all corporate, accounting and tax records of the other) and to the Assets and premises of the other and to have access to and consultation with the other's advisors, and to furnish to the other such financial and operating data and other information with respect to the business, the Assets of the other as each of Stake and NFD shall from time to time reasonably request to enable confirmation of the matters warranted in hereof and to enable the other to familiarize itself with the other, the NFD Business, the Stake Business and the Assets. Until the Closing Time and in the event the Merger contemplated herein is not completed for any reason, Stake and NFD will not, directly or indirectly, use for its own purpose any information, trade secrets, or confidential data relating to the other (including its customers, suppliers, operations or methods) discovered or acquired by each of Stake and NFD as a result of the other having made available to either of Stake or NFD and its representatives any information, books, accounts, records or other data and information relating to the other and each of Stake and NFD agrees that it will not disclose, divulge or communicate orally, in writing or otherwise any such information, trade secrets or confidential data so discovered or acquired to any other Person, other than to its advisors. In the event the Merger contemplated herein is not completed for any reason, promptly after such termination each of Stake and NFD shall return or cause to be returned or destroyed all documents, work papers and other written material (including all copies thereof) obtained from NFD or Stake or their agents and representatives in connection with this Agreement and not theretofore made public. No investigations made by or on behalf of either of Stake or NFD at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other herein or pursuant hereto.

      ARTICLE 8.3 Stake and NFD to Use Best Efforts.

      Each of Stake and NFD hereby agrees to take all such actions as are within its power to control and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in Article 6 hereof which are for the benefit of the other.

      ARTICLE 8.4 Filings and Authorizations.

      Stake and NFD, as promptly and as practicable after the execution thereof,
(i) will make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to it, as may be required for it to consummate the Merger in accordance with the terms of this

Agreement; (ii) will use all reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and governmental authorities necessary or advisable to be obtained by it in order to consummate the Merger, and (iii) will use all reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. Stake and NFD will coordinate and cooperate with the other in exchanging such information and supplying such reasonable assistance as may be reasonably requested by either of Stake or NFD in connection with the foregoing.

      ARTICLE 8.5 No Solicitation of Transactions.

      NFD shall, and shall direct and use its reasonable best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or authorize any of the officers, directors or employees of NFD or any investment banker, financial advisor, attorney, accountant or other representative retained by NFD to take any such action, and NFD shall notify Stake of all inquiries or proposals which NFD may receive relating to any of such matters and if such inquiry or proposal is in writing, NFD shall deliver to Stake a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following: (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving NFD (other than the transactions contemplated hereby), (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the Assets of NFD, in a single transaction or series of transactions, (iii) any tender offer or exchange offer for all or substantially all of the NFD Shares, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      ARTICLE 8.6 Break Up Fee.

      In the event that NFD should enter into any Competing Transaction, then NFD and the NFD Shareholders shall jointly and severally be immediately liable to pay Stake a "break up fee" in the amount of $50,000 to cover Stake's costs of preparing for the transaction contemplated by this Agreement and upon receipt of such break up fee, Stake, NFD and the NFD Shareholders shall be completely released from all their respective obligations under the terms and provisions of this Agreement.

      ARTICLE 8.7 Reporting Issuer.

      NFD is not a reporting issuer, as such term is defined under the provisions of the Exchange Act.

               ARTICLE 9. TERMINATION, WAIVER, AMENDMENT, CLOSING

      ARTICLE 9.1 Termination or Abandonment.

      Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated:

            (a) by the mutual consent of Stake and NFD;

            (b) by Stake or NFD if there has been a material misrepresentation or breach of warranty on the part of the other Party in the representations and warranties set forth herein or in any certificate delivered pursuant hereto;

            (c) by Stake if there has been a material adverse change in the business, financial condition or results of operations of NFD after the Balance Sheet Date;

            (d) by NFD if there has been a material adverse change in the business, financial condition or results of operations of Stake after the Balance Sheet Date;

            (e) by Stake or NFD if there shall have been any statute, rule or regulation enacted or promulgated or deemed applicable to the transactions contemplated hereby by any Governmental Entity that, in the reasonable judgment of Stake or NFD might:

                  (1) result in the significant delay in the ability of the
            Parties to consummate the Merger;

                  (2) render the Parties unable to consummate the Merger;

                  (3) make such consummation illegal, or

                  (4) otherwise materially adversely affect Stake or NFD.

      ARTICLE 9.2 Effect of Termination.

      If any Party terminates this Agreement pursuant to Section 9.1 above or
9.5 below, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party and its respective officers to any other Party and its respective officers (except for the provisions of Sections 7.2 and 8.2).

      ARTICLE 9.3 Amendment or Supplement.

      At any time before or after approval and adoption of this Agreement and the Merger by the shareholders of Stake and NFD and prior to the Closing Date, this Agreement may be amended or supplemented in writing by an affirmative action of the Chief Executive Officers of Stake and NFD with respect to any of the terms contained herein except that there shall be no amendment to the provisions hereof and thereof with respect to the conversion of securities under
Section 3.01 unless
such change is made by the boards of directors of Stake and NFD before the shareholders of Stake and NFD have approved this Agreement and the Merger.

      ARTICLE 9.4 Closing Delivery.

      At the Closing Time, NFD shall deliver to Stake:

            (a) the certificates referred to in Sections 6.2(a) and (b);

            (b) the legal opinion referred to in Section 6.2(d);

and upon the fulfillment of the foregoing provisions of this Section 9.4, Stake shall deliver to NFD:

            (c) the certificates referred to in Sections 6.3(a) and (b); and

            (d) the legal opinions referred to in section 6.3(d).

all parties shall provide all other assurances, transfers, assignments, consents, legal opinions and other documents as Stake's and NFD's solicitors consider reasonably necessary or desirable to validly and effectively complete the transactions contemplated hereby.

      ARTICLE 9.5 Failure to Close.

      In the event that the Closing has not been completed on or before December 31, 2000, either Party may with written notice to the other terminate this Agreement, whereupon the Parties shall be released from their obligations hereunder.

      ARTICLE 9.6 Conditions Precedent.

      Without limiting the generality of the provisions of this Agreement, all conditions precedent to Stake's obligations and the conditions precedent to NFD's obligations provided for in this Agreement, must be satisfied or waived on or before the Closing Time.

                           ARTICLE 10. MISCELLANEOUS

      ARTICLE 10.1 Survival of Representations and Warranties.

      All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect, indefinitely.

      ARTICLE 10.2 Further Assurances.

      To the extent reasonably practicable in the circumstances or permitted by law each of the Parties upon the request of the other shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

      ARTICLE 10.3 Time.

      Time shall be of the essence hereof.

      ARTICLE 10.4 Successors in Interest.

This Agreement and the provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

      ARTICLE 10.5 Notices.

Any notice, document or other communication required or permitted by this Agreement to be given by Party hereto shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid ordinary mail posted in Canada or the United States, or if transmitted by any form of telecommunication (which is tested prior to transmission, confirms to the sender the receipt of the entire transmission by the recipient and reproduces a complete written version of the transmission at the point of reception) to such Party addressed as follows:

            (a)   in the case of NFD or to any NFD Shareholder then to NFD at:

                  P.O. Box 98
                  Alexandria, MN 56308
                  Attention:  President
                  Telecopy:   _____________________________

            (b)   with a copy to:

                  Scott T. Johnston, Esq.
                  613 Broadway
                  P.O. Box 1218
                  Alexandria, Minnesota 56308
                  Telecopy: 320-762-9111

(c)               in the case of Stake to it at:

                  2838 Highway 7
                  Norval, Ontario
                  LOP IKO
                  Attention: Jeremy Kendall
                  Telecopy:  (905)455-2529

            (d)   with a copy to:

                  LaFleur, Brown
                  150 York Street
                  14th Floor
                  Toronto, M5H 3S5
                  Attention: Michael Armstrong
                  Telecopy:  (416)863-1814

            (e)   and a copy to:

                  Felhaber, Larson, Fenlon & Vogt, P.A.
                  601 Second Avenue South, Suite 4200
                  Minneapolis, MN 55402
                  Attention: Stanley J. Duran
                  Telecopy:  (612) 338-4608

Notice so mailed shall be deemed to have been received on the third business day after deposit in a post office or public letterbox. Neither Party shall mail any notice, request or other communication hereunder during any period in which Canadian or United States postal workers are on strike or if such strike is imminent and may reasonably be anticipated to affect the normal delivery of mail. Notice transmitted by a form of recorded telecommunication or delivered personally shall be deemed received on the day of transmission or personal delivery, as the case may be. Any Party may from time to time notify the others in the manner provided herein of any change of address which thereafter, until changed by like notice, shall be the address of such Party for all purposes hereof.

      ARTICLE 10.6 Interpretation.

      All references herein to Articles, Sections and Exhibits refer to Articles, Sections and Exhibits of this Agreement. All Article and Section headings are for reference purposes only and shall not affect the interpretation of this Agreement. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. The Parties acknowledge that this Agreement was mutually drafted by both Parties and that the interpretation thereof will not prejudice any one Party due to control of the Agreement.

      ARTICLE 10.7 Currency.

      All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in United States currency.

      ARTICLE 10.8 Governing Law.

      This Agreement, insofar as it applies to the merger of NFD and Stake Sub under the MBCA, shall be construed, interpreted and the rights of the Parties determined in accordance with the laws, other than the conflicts of laws rules, of the State of Minnesota and shall be treated in all respects as a Minnesota contract. In all other respects, this Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws, other than the conflicts of laws rules, of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. The Parties hereby irrevocably attorn on a non-exclusive basis to the jurisdiction of the courts of the State of Minnesota and the Province of Ontario, respectively, for the purpose of any dispute, disagreement, construction or interpretation arising hereunder.

      ARTICLE 10.9 Calculation of Time.

      When calculating the period of time within which or following which an act is to be done or steps taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day. If the day on which an act is to be done or steps taken pursuant to this Agreement is not a Business Day, such day shall be deemed to be the next Business Day.

      ARTICLE 10.10 Expenses.

      All costs and expenses (including without limitation, the fees and disbursements of legal counsel, investment advisers and auditors) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. The parties agree that NFD may pay the reasonable expenses of the NFD Shareholders incurred in connection with this Agreement and the transactions contemplated hereby.

      ARTICLE 10.11 Broker's or Finder's Fees.

      Each of the Parties hereto covenants and agrees with the other that it will pay and satisfy any commission or broker's or finder's fee of any agent, broker, person or firm acting solely on its behalf in connection with any of the transactions contemplated herein and agrees to indemnify and save the other Parties harmless from and against any and all costs, claims and expenses in connection therewith. Each of the Parties represents and warrants to the other that it has not done, and is not aware of, any act which might give rise to a claim for any finder's or brokerage fee in connection with this Agreement or any of the transactions contemplated herein.

      ARTICLE 10.12 Assignment.

      This Agreement may not be assigned by NFD without the prior written consent of Stake. This Agreement may not be assigned by Stake without the prior written consent of NFD.

      ARTICLE 10.13 Execution in Counterparts.

      This Agreement may be executed by the Parties hereto in separate counterparts or duplicates each of which when so executed and delivered shall be an original, but all such counterparts or duplicates shall together constitute one and the same instrument.

      ARTICLE 10.14 Entire Agreement.

      This Agreement (including the Schedules hereto) together with any agreements or other documents to be delivered pursuant hereto sets forth the entire agreement among the Parties pertaining to the specific subject matter hereof and replaces and supercedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements, whether oral or written, express or implied, statutory or otherwise, between the Parties in connection with the subject matter hereof except as specifically set forth herein.

      ARTICLE 10.15 Amendments.

      No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party) to be bound thereby.

      ARTICLE 10.16 Waiver.

      No delay or failure of any Party in exercising any right or remedy hereunder and no partial exercise of any such right or remedy shall be deemed to constitute a waiver of such right or remedy or any other rights or remedies of such Party hereunder. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any consent by a Party to or any waiver by a Party of any breach of any provision of this Agreement shall not constitute a consent to or waiver of any subsequent, further or other breach of the provisions of this Agreement.

      ARTICLE 10.17 Third Party Beneficiaries.

      Each Party intends that this Agreement or any agreement entered into pursuant to this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person, other than the Parties, and no Person, other than the Parties, shall be entitled to rely on the provisions hereof or any agreement entered into pursuant hereto in any action, proceeding, hearing, or other forum.

      ARTICLE 10.18 Severability.

      Each of the provisions of this Agreement (and each part of each such provision) is severable from every other provision hereof (and every other part thereof). In the event that any provision (or part thereof) contained in this Agreement or the application thereof to any circumstance shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction and to any extent:

            (a) the validity, legality or enforceability of such provision (or such part thereof) in any other jurisdiction and of the remaining provisions contained in this Agreement (or the remaining parts of such provision, as the case may be) shall not in any way be affected or impaired thereby;

            (b) the application of such provision (or such part thereof) to circumstances other than those as to which it is held invalid, illegal or unenforceable shall not in any way be affected or impaired thereby;

            (c) such provision (or such part thereof) shall be severed from this Agreement and ineffective to the extent of such invalidity, illegality or unenforceability in such jurisdiction and in such circumstances; and

            (d) the remaining provisions of this Agreement (or the remaining parts of such provision, as the case may be) shall nevertheless remain in full force and effect.

      ARTICLE 10.19 Agreement Not to be Construed Against Any Party.

      The Parties acknowledge and agree that each has been represented by legal counsel of its choice throughout the negotiation and drafting of this Agreement, that each has participated in the drafting thereof, and that this Agreement will not be construed in favor of or against either Party solely on the basis of a party's drafting or participation in the drafting of any portion of this Agreement.

      IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.


                                       STAKE TECHNOLOGY LTD.

                                       By:______________________________________

                                       Its:_____________________________________


                                       NORTHERN FOOD AND DAIRY, INC.

                                       By:______________________________________

                                       Its:_____________________________________


                                       STAKE MINNESOTA II, INC.

                                       By:______________________________________

                                       Its:_____________________________________


                                       _________________________________________
                                       Dennis W. Anderson


                                       _________________________________________
                                       Larry D. Anderson


                                       _________________________________________
                                       Christopher J. Anderson